Exhibit 10.1

NON-RENEWAL AND ADVISORY AGREEMENT

This Non-Renewal and Advisory Agreement (this “Agreement”) is entered into as of October 9, 2023 (the “Execution Date”) by and between SL Green Realty Corp., a Maryland corporation (the “Company”), and Andrew Mathias (“Mathias”).

WHEREAS, Mathias has served as President of the Company since 2007 and has served in various other roles with the Company since 1999, and therefore has extensive and valuable expertise concerning the Company and its operations;

WHEREAS, the Company has elected not to renew that certain Amended and Restated Employment and Noncompetition Agreement, made as of December 31, 2021, entered into by and between Mathias and the Company (the date by which notice of such non-renewal was required to be delivered having been extended pursuant to letter agreements by and between Mathias and the Company dated as of June 14, 2023, August 7, 2023 and September 14, 2023, respectively) (such letters, together with the Amended and Restated Employment and Noncompetition Agreement, the “Employment Agreement”) and, as result, the Employment Agreement shall terminate at 11:59 p.m. Eastern Standard Time on December 31, 2023 (the “Separation Date”); and

WHEREAS, the Company desires to retain Mathias to continue providing certain services to the Company in an advisory capacity following termination of the Employment Agreement, and Mathias is willing to perform such services, on the terms described below.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein:

1.        (a)      Non-Renewal of Employment Agreement and Related Benefits. This Agreement shall constitute notice by the Company pursuant to the Employment Agreement of non-renewal of the Current Term (as defined in the Employment Agreement) and, as a result: (i) the Employment Period (as defined in the Employment Agreement) will end on the Separation Date, (ii) effective as of the Separation Date, Mathias will be deemed to have resigned from all positions then held by Mathias as an officer of the Company, and from all positions then held by Mathias as an officer, director, employee or otherwise of each of the subsidiaries of the Company and (iii) subject to compliance with the terms of the Employment Agreement, all amounts and benefits payable or due under the Employment Agreement as a result of such non-renewal of the Current Term shall become payable or due to Mathias, in accordance with the terms of the Employment Agreement.

(b)            Service as Director. Mathias shall continue to serve on the Board of Directors of the Company (the “Board”), subject to nomination by the Board and election by the stockholders of the Company in accordance with the Company’s charter and by-laws and applicable law. For the avoidance of doubt, the Board will have no obligation to continue to nominate Mathias for election to the Board. For so long as Mathias continues to serve as a director of the Company following the Separation Date, Mathias will be entitled to receive compensation for his service as a member of the Board to the same extent as all other non-employee directors of the Company.

(c)            Deferred Compensation. Mathias’ departure as an employee of the Company on the Separation Date shall constitute a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all amounts under (i) the Deferred Compensation Agreement, dated as of September 3, 2010, between the Company and Mathias, and (ii) the Deferred Compensation Agreement, dated as of November 8, 2013, between the Company and Mathias shall become payable to Mathias no later than 30 days following the Separation Date (or, to the extent necessary to maintain compliance with Section 409A of the Code, the date that is six months and one day after the Separation Date), in each case, in accordance with the terms of such Deferred Compensation Agreement.

2.            Term. For purposes of the advisory services provided hereunder, the term will begin on January 1, 2024 and will continue until December 31, 2024, unless sooner terminated in accordance with the provisions hereof (the “Term”). The Term shall automatically be extended for successive one-year periods unless either party gives the other party written notice of non-renewal at least 90 days prior to the expiration of the then current Term. The defined term “Term” shall include the period of any extension.

3.            Services, Compensation and Benefits.

3.1            Services; Expenses. During the Term, Mathias shall perform the services set forth on Schedule A attached hereto as requested by the Chief Executive Officer of the Company (the “Services”). Mathias shall be entitled to reimbursement of expenses incurred by him in the performance of services provided hereunder, consistent with Company procedures, rules and regulations.

3.2            Time Commitment. Mathias shall not be subject to any minimum hours of work or fixed schedule; provided that Mathias shall ensure that sufficient time is devoted to the Services to accomplish complete performance of the Services.

3.3            Location of Services. To the extent possible, in his reasonable discretion, Mathias may perform the Services away from any place of business of the Company; provided that, from time to time, Services involving direct interactions with others may necessitate attendance at scheduled meetings.

3.4            Performance of Services for Others; Interests in Other Entities. It is understood and agreed that subject to Mathias’ obligations under this Section 3, Mathias may perform services for others during the Term; provided that such performance of other services does not unreasonably interfere with Mathias’ obligations to perform the Services. In addition, Mathias may pursue negotiations with third parties to acquire assets owned by the Company, and have interests in acquisition entities in connection therewith, and not be in violation of the Employment Agreement, so long as Mathias’ interests and participation have been disclosed to, and approved by, the Chief Executive Officer in advance.

3.5            Advisory Fee. For Mathias’ performance in accordance with the terms and conditions of this Agreement, the Company agrees to pay to Mathias a monthly fee of $8,333 (the “Advisory Fee”) during the Term. The Advisory Fee for each month shall be payable on the last business day of each month.

2

3.6            Perquisites. Mathias will be entitled to:

(a)            an option to purchase the automobile made available to Mathias by the Company as of the Execution Date for a purchase price equal to the net book value of the automobile as of December 31, 2023, as reflected in the Company’s consolidated financial statements, which option must be exercised at least thirty days prior to the Separation Date, with payment to occur at a time and in a manner mutually agreed upon by the parties hereto;

(b)            during the six-month period following the Separation Date (or, if shorter, during the Term), continued use of Mathias’ existing office space as of the Separation Date located at One Vanderbilt Avenue, New York, New York 10017;

(c)            during the Term, continued support of an executive assistant of Mathias’ choosing comparable to the support provided to Mathias during Mathias’ employment with the Company, who shall remain a full-time employee of the Company (with all associated benefits) during such period; notwithstanding anything herein or otherwise set forth in the Employment Agreement or any Company policy to the contrary, Mathias may offer employment by Mathias or an affiliated entity to such executive assistant thereafter to provide Mathias services of a similar tenor and the Company shall not object to such employment if such executive assistant and Mathias reach mutual agreement on terms and conditions. Mathias acknowledges that such executive assistant will remain available to perform work for the Company in addition to such party’s work for Mathias, consistent with such work previously performed for the Company;

(d)            during any portion of the Term following the end of the benefits provided for in Section 7(a)(iii) of the Employment Agreement, the Company will continue to pay the monthly employer contribution costs of continued group health, dental and vision plan insurance coverage for Mathias and his dependents under the plans and programs in which Mathias participated immediately prior to the Separation Date, or plans and programs maintained by the Company in replacement thereof, subject to the additional qualifications, restrictions and requirements set forth in Section 7(a)(iii), as applicable; and

(e)            during the Term, Mathias shall be entitled to the use of the Company email service, telephone, mobile device and IT support generally, subject to compliance with Company procedures, rules and regulations associated therewith.

3

4.            Covenants of Mathias.

4.1            Covenant on Confidentiality During the Term, and at all times thereafter, Mathias shall maintain the confidentiality of all confidential or proprietary information of the Company (“Confidential Information”), and, except as requested by the Company in the course of providing the Services or as specifically required by law or by court order, Mathias shall not directly or indirectly disclose any such information to any person or entity; nor shall Mathias use Confidential Information for any purpose except for the purpose of providing the Services pursuant to this Agreement or in connection with activities provided for in Section 3.4. For purposes of this Agreement, “Confidential Information” includes, without limitation: information arising in connection with the performance of services hereunder; client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Company. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Mathias. All records, files, drawings, documents, models, equipment and the like relating to the Company’s business, which Mathias has or shall prepare or use or come into contact with, shall be and remain the Company’s sole property and shall not be removed from the Company’s premises without its written consent, and shall be returned no later than the earlier of the end of the Term or the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or applied to prohibit Mathias from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Employee may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. Further, this Agreement does not limit Employee’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Mathias.

4.2            Work Product. All written reports of the work performed by Mathias under this Agreement, including findings, conclusions, recommendations, and supporting data and analyses, is and shall remain property of the Company.

5.            Independent Contractor; Benefits.

5.1            Independent Contractor. It is the express intention of the Company and Mathias that Mathias perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Mathias as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Mathias is not authorized to bind the Company to any liability or obligation or to represent that Mathias has any such authority. Mathias acknowledges and agrees that Mathias is obligated to report as income all compensation received pursuant to this Agreement.

5.2            Benefits. For avoidance of doubt, Mathias will not be entitled to participate in any of the Company’s employee benefit plans or to receive any perquisites as a result of this Agreement. Mathias further disclaims any intention or right of Mathias to participate in any of the Company’s employee benefit plans or to receive any perquisites even if the status of Mathias is determined by a third-party tribunal to be that of an employee of the Company.

6.            Other Provisions.

6.1            Termination. Mathias may terminate the Term at any time upon 15 days’ prior written notice to the Company; the Company may terminate the Term as a result of Mathias’ material breach of the terms of this Agreement or willful misconduct in connection with the performance of the Services, upon 30 days’ written notice to Mathias provided the Company has first provided Mathias written notice of the terminable conduct and an opportunity for Mathias to cure; provided that Mathias’ failure to serve as a member of the Board, for any reason, shall not be deemed to be a material breach of the terms of this Agreement for purposes of this Section 6.1. Subject to the foregoing, upon termination of the Term, the obligations of Mathias and the Company pursuant to Section 3 of this Agreement shall cease (except with respect to the last sentence of Section 3.6(c)). All other provisions of this Agreement, including, without limitation, Sections 1, 2, 4, 5, and this Section 6, and the last sentence of Section 3.6(c) shall survive and remain in full force and effect.

4

6.2            Severability. If a court of competent jurisdiction or an arbitrator determines that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.3            Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York, without regard to its conflicts of law doctrine.

6.4            Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by email (with electronic return receipt) or sent, postage prepaid, by registered or certified mail or overnight courier service and shall be deemed given when so delivered by hand, if emailed, the same day as it is sent if during normal business hours (or if not, then the next business day), or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

To the Company:	SL Green Realty Corp.
One Vanderbilt Avenue
New York, NY 10017
Facsimile: 212-356-4135
Attention: Chief Legal Officer

To Mathias:	Andrew Mathias, at the last home address on the books and records of the Company or such other address as either party may from time to time specify by written notice to the other party hereto.

6.5            Miscellaneous. This Agreement may only be amended by a subsequent written agreement of the parties.

6.6            Assignment. This Agreement, and Mathias’ rights and obligations hereunder, may not be assigned by Mathias; any purported assignment by Mathias in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, (i) in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, and (ii) the Company may assign this Agreement to any of its direct or indirect subsidiaries.

5

6.7            Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

6.8            Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.9            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

SL GREEN REALTY CORP.

By:	/s/ Marc Holliday
Name:	Marc Holliday
Title:	Chief Executive Officer

MATHIAS:

/s/ Andrew Mathias
Name:	Andrew Mathias

6

SCHEDULE A

Services

Mathias shall be available on an as-needed basis at the request of the Chief Executive Officer of the Company to perform the following services:

•	Participate in strategic planning sessions.

•	Assist in the negotiation of potential real estate acquisitions, disposition, developments and joint ventures, including working with other department heads in the Company. In the event of a successful consummation by the Company of transactions in which Mathias is involved during the Term, the CEO may consider, in his discretion, payment of a success fee.

•	Provide any other strategic advice as the Chief Executive Officer of the Company may request.

•	Cooperation with the Company, as the same may be reasonably requested, with respect to internal and external communications relating to Mathias’ departure as an employee of the Company.

•	Assist in transitioning the duties and responsibilities previously held by Mathias as an employee of the Company, in the manner requested by the Company, which may include internal training, providing information relating to Mathias’ roles as an employee of the Company, and participation in relationships external to the Company.

•	Provide such other advisory assistance as the Chief Executive Officer of the Company may request.